CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 1, 2022, relating to the financial statements and financial highlights of Shelton Tactical Credit Fund, Shelton International Select Equity Fund and Shelton Emerging Markets Fund, each a series of SCM Trust, for the year ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 28, 2022